Conformed Version

Exhibit 10.25

Floating Charge

AN AGREEMENT made on 14 September 2004 between:

1.	Wynn Resorts (Macau) S.A., a company incorporated in the Special Administrative Region of Macau (registered number 14917), with its registered office at 429, Avenida da Praia Grande, 18th Floor, Praia Grande Commercial Centre, Macau (“the Company”), herein represented by Mr Matthew O. Maddox, and

2.	Société Générale, Hong Kong Branch, with its principal office at 42/F Edinburgh Tower, 15 Queen’s Road Central, Hong Kong, as agent for and on behalf of the Secured Parties (“the Security Agent”), herein represented by Mr Lui Sun Peng and Mr David Edward Gore.

WHEREAS:

A.	The Secured Parties have agreed, subject to the terms and conditions in the Finance Documents, to make available to the Company certain loan and other facilities for the purpose of the Projects.

B.	It is a condition of the Secured Parties making the facilities available under the Finance Documents that a floating charge over the assets of the Company is granted in favour of the Security Agent (for and on behalf of the Secured Parties).

NOW, IT IS HEREBY AGREED AS FOLLOWS:

1.	Definitions and Interpretation

1.1 Definitions

In this Agreement, unless otherwise defined herein, all terms defined or referred to in the Deed of Appointment and Priority or, if not defined or referred to in the Deed of Appointment and Priority, the Common Terms Agreement, shall bear the same meaning when used in this Agreement and, in addition:

“Assets” means all the assets owned by the Company (including secured and unsecured credits, with the exception of immovable property) that are used by the Company for, applied towards or connected with the operation of all and any of the Enterprises from time to time (other than the Excluded Property (as defined in the IP Direct Agreement) and the items listed in Schedule C to the IP Direct Agreement and any assets charged to the Security Agent by way of fixed charge or assigned to the Security Agent or otherwise subject to a fixed security in favour of the Security Agent under the other Security Documents), each one of such assets being an “Asset”.

“Charge” means the floating charge created by this Agreement.

“Companies Registry” means the Commercial and Movable Property Registry of the Macau SAR.

“Deed of Appointment and Priority” means the deed of appointment and priority dated 14 September 2004 and made between, among others, the Company, Société Générale Asia Limited as intercreditor agent, the Security Agent as security agent, the institutions defined therein as Original First Ranking Lenders, Second Ranking Finance Party and Third Ranking Finance Party.

“Enterprise” or “Enterprises” means the establishment or establishments of the Company that qualify to register as an enterprise or enterprises at the Companies Registry.

“Gaming Concession Consent Agreement” means the Agreement Relating to Security (with the Exclusion of Land Concession and Immovable Property) dated 14 September 2004 between the Macau SAR, the Company and the Security Agent.

“Secured Obligations” means all the Liabilities and all other present and future obligations at any time due, owing or incurred by any Grantor to any Secured Party under the Finance Documents, both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity. The relevant particulars of the Secured Obligations, for the purpose of registration only and without prejudice to the provisions of the Finance Documents, are as follows:

(a)	amount – the aggregate maximum principal amount of US$1,000,000,000 corresponding to MOP 8,031,000,000;

(b)	interest – interest is chargeable at a floating rate which currently varies between [2.88715]% and [7.5]% per annum; in the event of any default in payment, interest is chargeable at a floating rate which currently varies between [4.88715]% and [7.5]% per annum;

(c)	the amount of other payments, expenses, costs and indemnities is US$100,000,000 corresponding to MOP 803,100,000;

(d)	date of payment – the last repayment date is 14 March 2012 or as otherwise provided in the Finance Documents; and

(e)	place of payment – the place of payment of the Secured Obligations is Hong Kong or as otherwise provided in the Finance Documents.

“Secured Parties” has the meaning given in the Deed of Appointment and Priority.

“Security Agent’s Rights” means all the rights, powers and remedies of the Security Agent provided by this Agreement or by law.

1.2	Interpretation

In this Agreement:

(a)	the principles of construction and interpretation contained or referred to in Clause 1.2 (Construction) of the Deed of Appointment and Priority shall apply to the construction and interpretation of this Agreement; and

(b)	any reference to any or all of the Grantors or any or all of the Secured Parties shall be construed so as to include its or their (and any subsequent) successors and any permitted assignees and transferees in accordance with their respective interests.

1.3 Non-recourse Liability

Notwithstanding any provision in the Finance Documents to the contrary, no Operative shall be personally liable for payments due hereunder or under any of the Finance Documents or for the performance of any obligation hereunder or thereunder, save, in relation to any Operative, pursuant to any Finance Document to which such Operative is party. The sole recourse of the Secured Parties for satisfaction of any of the obligations of any of the Obligors hereunder and under the other Finance Documents shall be against the Obligors, and not against any assets or property of any Operative save to the extent such Operative is party to a Finance Document and is expressed to be liable for such obligation thereunder. In the case of Mr Wong Chi Seng, his liability shall be limited to his shares in the Company.

2.	Gaming Concession Consent Agreement

The parties hereto agree that in the event of any conflict between the terms of this Agreement and the terms of the Gaming Concession Consent Agreement, the terms of the Gaming Concession Consent Agreement shall prevail.

3.	Scope of Charge

3.1 The Company shall discharge and pay to the Security Agent (when due and payable) each of the Secured Obligations in accordance with the Finance Documents provided that:

(a)	neither the obligations of the Company under this Clause 3.1 nor the floating charge constituted by this Agreement shall extend to or include any liability or sum which would cause such obligations or security to be unlawful or prohibited by any applicable law; and

(b)	every payment by the Company of any sum in respect of the Secured Obligations to or for the account of any of the Secured Parties to whom the same is due and payable which is made in accordance with the terms of the Common Terms Agreement and this Agreement under which such sum is payable to such Secured Parties shall operate in satisfaction pro tanto of such covenant.

3.2 The Company hereby creates a first priority floating charge over all Assets in favour of the Security Agent as security for the discharge and payment of the Secured Obligations to the Security Agent. All items of the Assets so charged secure the full payment of the Secured Obligations irrespective of the proportional value of each particular Asset to the total value of all of the Assets.

3.3 Notwithstanding any other provisions of this Agreement (but subject to the prohibitions and restrictions contained in paragraph 5 of Schedule 5 Part B of the Common Terms Agreement), the Company shall, until consolidation of the Charge by the Security Agent in accordance with Clause 8, be entitled to sell, exchange, deliver in performance of an obligation, assign, transfer, convey or otherwise dispose of the Assets in such manner and generally on such terms as the Company shall in its absolute discretion think fit.

3.4 Upon consolidation of the Charge by the Security Agent in accordance with Clause 8, the Company shall keep possession of the Assets on behalf of the Security Agent in accordance with Article 916 of the Commercial Code of Macau SAR until enforcement by the Security Agent in accordance with Clause 9.

4.	Registration of Charge

The Company shall:

(a)	prior to the CP Satisfaction Date, register this Agreement (together with each amendment and/or supplement to this Agreement made prior to such registration) with the Companies Registry in respect of each Enterprise existing on the date of such registration;

(b)	register this Agreement with the Companies Registry in respect of each Enterprise (other than the Enterprise(s) referred to in paragraph (a) above) promptly after the registration of such Enterprise with the Companies Registry;

(c)	register each amendment and/or supplement to this Agreement (made on or after the registration of this Agreement in respect of any Enterprise with the Companies Registry) with the Companies Registry in respect of such Enterprise promptly after the entering into of such amendment or, as the case may be, supplement;

(d)	with regard to each Asset which is itself subject to a specific registration or which is secured and such security is subject to a specific registration, register this Agreement and each amendment and/or supplement to this Agreement in the appropriate register for such Asset or, as the case may be, such security promptly after the Security Agent shall have delivered an Enforcement Notice to the Company; and

(e)	provide evidence of each of the registrations referred to in paragraphs (a) to (d) above to the Security Agent promptly after such registration.

5.	Representations and Warranties of Company

The Company hereby makes the following representations and warranties to the Security Agent (for and on behalf of the Secured Parties) and acknowledges that the Secured Parties have relied upon those representations and warranties:

(a)	subject to the registrations referred to in Clause 4, this Agreement constitutes:

(i)	an effective floating charge over the Assets; and

(ii)	enjoys the priority which it is expressed to have;

(b)	it is the sole and absolute owner of all of the Assets free from any Lien (except for any Permitted Lien and any Mandatory Permitted Lien);

(c)	all acts, conditions and things required to be done, fulfilled and performed in order (i) to enable it lawfully to enter into, and perform and comply with the obligations expressed to be assumed by it in, this Agreement (ii) to ensure that the obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable and (iii) to make this Agreement admissible in Macau SAR, have been done, fulfilled and performed; and

(d)	under the laws of Macau in force at the date hereof, it is not necessary that this Agreement be filed, recorded or enrolled with any court or other authority in Macau or that any stamp, registration or similar tax be paid on or in relation to this Agreement other than a stamp duty of MOP20.00 on this Agreement and a stamp duty of MOP5.00 on any of its counterparts.

6.	Repeating Representations

The representations and warranties contained in Clause 5 (other than Clauses 5(a), 5(c)(iii) and 5(d)) shall be deemed to be repeated (by reference to the facts and circumstances then existing) by the Company on:

(a)	the CP Satisfaction Date; and

(b)	each Advance Date.

7.	Undertakings

The Company undertakes to the Security Agent (for and on behalf of the Secured Parties) at all times during the subsistence of this Agreement as follows:

(a)	the Company shall register with the Companies Registry each of the Enterprises which relates to the hotel located on land leased to the Company under the Land Concession Contract and/or the casino located on land leased to the Company under the Land Concession Contract (other than the Enterprises referred to in Clause 4(a)) within 30 days of setting up such Enterprise;

(b)	the Company shall, within 45 days after the end of each fiscal quarter which ends after the CP Satisfaction Date, provide a written notification to the Security Agent setting out, in reasonable detail, each Asset (existing as at the end of such fiscal quarter) which is itself subject to a specific registration or which is secured and such security is subject to a specific registration;

(c)	the Company shall, upon consolidation of the Charge by the Security Agent in accordance with Clause 8:

(i)	register the consolidation with the Companies Registry and, with regard to each Asset which is itself subject to a specific registration or which is secured and such security is subject to a specific registration, register the consolidation in the appropriate register for such Asset or, as the case may be, such security; and

(ii)	publish or assist the Security Agent with publishing the notification of the consolidation in one Portuguese newspaper and one Chinese newspaper among the most widely circulated in Macau SAR, or as otherwise required by law, within eight days of registering such consolidation in accordance with Clause 7(c)(i);

(d)	at any time upon or after consolidation of the Charge by the Security Agent in accordance with Clause 8, the Company:

(i)	shall not create, grant or permit to exist any Lien (other than the floating charge created hereunder and other Permitted Liens) over all or any of the Assets;

(ii)	shall promptly notify the Security Agent in writing of any event or notice received by it that could reasonably be expected to materially prejudice the ability of the Security Agent to enforce the Charge; and

(iii)	save as otherwise expressly permitted/required by this Agreement, shall not transfer or otherwise dispose or agree to transfer or otherwise dispose of the Assets upon or after such consolidation;

(e)	the Company shall ensure that all documents evidencing the granting of credit to its patrons and/or customers do not have any provision prohibiting the creation of any charge, pledge or assignment of the Company’s rights against such patrons and/or customers;

(f)	the Company undertakes that it will not create or permit to subsist any Lien (except for any Permitted Lien and any Mandatory Permitted Lien) over all or any part of the Assets;

(g)	the Company shall do and execute all things and documents as the Security Agent shall require it to do or execute for the purpose of the execution, securing and/or perfection of the Charge and/or the consolidation or lifting of consolidation of the Charge and/or the carrying out of the registration required in respect of the Charge and/or its consolidation or lifting of consolidation with the Companies Registry and/or with the register for any Asset which is itself subject to a specific registration or the register for any security for any Asset which security is subject to a specific registration, provided that any such requirement shall be reasonable prior to the delivery of an Enforcement Notice to the Company; and

(h)	the Company shall do and execute all things and documents as the Security Agent shall require it to do or execute for the purpose of exercising the Security Agent’s Rights and/or enforcing the Charge, provided that any such requirement shall be reasonable prior to the delivery of an Enforcement Notice to the Company.

8.	Enforcement Notice and Consolidation of Charge

8.1 The Security Agent may only proceed to consolidate the Charge after the Security Agent shall have given an Enforcement Notice to the Company.

8.2 The Charge may only be consolidated by way of a notification from the Security Agent to the Company stating the Event of Default which gives rise to the Security Agent’s right to enforce and consolidate the Charge, which notification may be incorporated into an Enforcement Notice from the Security Agent to the Company and shall be registered and published pursuant to the provisions of Clause 7(c)(i) and 7(c)(ii) respectively.

9.	Enforcement

9.1 After the Security Agent shall have given an Enforcement Notice to the Company, the security created by this Agreement will become immediately enforceable and the Security

Agent shall be entitled, without prior notice to the Company or prior authorisation from the Company or any court, to enforce all or any part of such security, including without limitation:

(a)	sell the Assets or any particular items thereof through pledge or mortgage enforcement judicial proceedings, in which case the Company hereby irrevocably:

(i)	consents to a sale by private negotiation or by auction to be conducted within the judicial proceedings,

(ii)	undertakes to, if so requested by the Security Agent, apply to the court for such sale by private negotiation or by auction, and suggest to the court that the negotiation or the auction be carried out by such entity as the Security Agent shall indicate, and

(iii)	accepts that the above consent and undertaking shall constitute and may be used in court as evidence of its willingness to have such sale by private negotiation or by auction conducted within the judicial proceedings by the entity indicated by the Security Agent, or

(b)	to the extent permitted by law, have the Assets or any particular items thereof assigned to the Security Agent for a price determined by the court, or

(c)	to the extent permitted by law, subject to Clause 9.3, sell or otherwise dispose of the Assets or any particular items thereof outside any judicial proceedings, by way of private negotiation or auction or otherwise at the times, in the manner and on the terms as the Security Agent may think fit, provided that the Security Agent may not be the purchaser or recipient thereof.

9.2 In the event of a sale or disposal of the Assets under the Charge or any particular items thereof being made outside any judicial proceedings, the Security Agent shall incur no liability and the Company hereby waives any claims against the Security Agent arising from the fact that the price obtained through private negotiation was less than what might be obtained through an auction, even if the Security Agent accepts the first offer received and does not make offers to more than one party, or arising from the fact that a sale conducted within judicial proceedings would have been more advantageous than a sale outside of it, other than any loss which arises as a consequence of any gross negligence or wilful misconduct on the part of the Security Agent.

9.3 So long as Wynn Resorts has not delivered a notice under Clause 5.2 of the Wynn Resorts Support Agreement terminating its obligations under Clause 6 thereof, the Security Agent shall, prior to the acceptance of any offer made by a Senior Secured Creditor for the purchase of all or any of the assets subject to the security created hereunder, give reasonable details of all of the written offers received by the Security Agent for the purchase of such assets.

9.4 In making any sale or other disposal of all or any part of the Assets charged hereunder or any acquisition in the exercise of its powers, the Security Agent may do so for such consideration, in such manner, and generally on such terms and conditions as it thinks fit. Any contract for such sale, disposal or acquisition by the Security Agent may contain conditions excluding or restricting the personal liability of the Security Agent.

10.	Application of Moneys

10.1 All moneys received or recovered by the Security Agent pursuant to this Agreement or the powers conferred by it shall (subject to (a) the claims of any Person having prior rights thereto and (b) Clause 10.2) be applied by the Security Agent (notwithstanding any purported appropriation by the Company or any other Grantors) in accordance with Clause 15 (Application of Proceeds) of the Deed of Appointment and Priority.

10.2 Notwithstanding any other provision of the Finance Documents, the Security Agent may, at any time after the delivery of an Enforcement Notice to the Company, pay any or all of the moneys received, recovered or realised by the Security Agent under this Agreement (including without limitation the proceeds of any conversion of currency) into any suspense or impersonal account (which is interest-bearing provided that there is no tax liability on the Security Agent with respect to any interest in such account) for so long as the Security Agent shall think fit (whether or not any Secured Obligations shall have become due) pending any further application of such moneys (as the Security Agent shall be entitled, but not obliged, to do in its discretion) in accordance with the provisions of Clause 10.1. If the Secured Obligations have been fully discharged or would be fully discharged if the moneys in such suspense or impersonal account were applied towards satisfaction of the Secured Obligations, the Security Agent shall apply the moneys in such suspense or impersonal account towards satisfaction of the Secured Obligations and if there are any moneys remaining in such suspense or impersonal account after the Secured Obligations have been fully discharged, the Security Agent shall pay such remaining moneys to any Person as directed by the Company. Any interest accrued on any moneys in such suspense or impersonal account shall be credited to such suspense or, as the case may be, impersonal account and shall, subject to the terms of this Clause 10.2, be applied towards satisfaction of the Secured Obligations.

11.	Effectiveness of Collateral

11.1 No failure or delay on the part of the Security Agent to exercise any Security Agent’s Right shall operate as a waiver thereof, nor shall any single or partial exercise of a Security Agent’s Right by the Security Agent preclude any other or further exercise of that or any other Security Agent’s Right. The Security Agent’s Rights hereunder are cumulative to those provided by any other security in respect of the Secured Obligations and not exclusive of any remedies provided by law.

11.2 The Security Agent shall not be obliged, before exercising any Security Agent’s Right as against the Company (a) to make any demand of any other Grantor or any other Person (b) to take any action or obtain judgment in any court against the Company, any other Grantor or any other Person or (c) to make or file any proof or claim in a liquidation, bankruptcy or insolvency of the Company, any other Grantor or any other Person or (d) to enforce or seek to enforce any other security in respect of the Secured Obligations.

11.3 Until the satisfaction of the requirements set out in Clause 16.20 of the Deed of Appointment and Priority in respect of the release of security, any settlement or discharge hereunder shall be conditional upon no security or payment to the Security Agent by or on behalf of the Company and/or any other Grantor being avoided or reduced by virtue of the Company’s or any other Grantor’s bankruptcy, insolvency, liquidation or similar laws of general application and shall in those circumstances be void.

12.	Set-Off

The Company authorises the Security Agent (but the Security Agent shall not be obliged to exercise such right) from time to time to, after the delivery of an Enforcement Notice to the Company, set off against any or all of the sums due and payable but unpaid by and/or any or all of the obligations of the Company to the Security Agent under this Agreement any amount or other obligation owing by the Security Agent to the Company and apply any credit balance to which the Company is entitled on any account with the Security Agent in discharge of such sums payable by and/or such obligations of the Company (notwithstanding any specified maturity of any deposit standing to the credit of any such account).

13.	Expenses, Stamp, Taxes and Liability

13.1	Expenses

The Company shall, from time to time on demand of the Security Agent, reimburse the Security Agent for:

(a)	at any time prior to the delivery of an Enforcement Notice to the Company, all reasonable costs and expenses (including legal fees); or

(b)	at any time upon or after the delivery of an Enforcement Notice to the Company, all costs and expenses (including legal fees)

on a full indemnity basis incurred by it in connection with:

(i)	the perfection of the security contemplated in this Agreement;

(ii)	the consolidation of the Charge and/or the lifting of the consolidation of the Charge; and/or

(iii)	the exercise, preservation and/or enforcement of any of the Security Agent’s Rights or the security contemplated by this Agreement or any proceedings instituted by or against the Security Agent as a consequence of taking or holding the security or of enforcing the Security Agent’s Rights, and such costs and expenses (including legal fees) shall carry interest from the date following 15 days after the date of such demand until so reimbursed at the rate and on the basis as mentioned in Clause 19.5 (Interest on demands) of the Deed of Appointment and Priority.

13.2	Stamp Taxes

The Company shall pay all stamp, registration and other taxes to which this Agreement, the security contemplated in this Agreement or any judgment given in connection with it is or at any time may be subject and shall, from time to time, indemnify the Security Agent on demand against any liabilities, costs, claims and expenses resulting from any failure to pay or delay in paying any such tax other than any liabilities, costs, claims and expenses which arise as a consequence of any gross negligence or wilful misconduct on the part of the Security Agent.

13.3	Indemnity

The Company shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Security Agent, its agents and any attorneys against any action, proceeding, claims, losses, liabilities and costs which it has sustained as a consequence of any breach by the Company of the provisions of this Agreement, the exercise of any of the rights and powers conferred on them by this Agreement (other than any loss or cost which arises as a consequence of any gross negligence or wilful misconduct on the part of the Security Agent) provided that such costs shall be reasonable prior to the delivery of an Enforcement Notice to the Company. The Company is not liable to indemnify the Security Agent against any costs referred to in this Clause 13.3 to the extent that such costs have been paid by the Company to the Security Agent under Clause 13.1.

13.4	No Liability

Subject to Clause 9.3, none of the Security Agent or its nominee(s) shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with all or any part of the Assets or (c) the taking possession or realisation of all or any part of the Assets, except in the case of gross negligence or wilful default upon its part.

14.	Currency Conversion And Indemnity

14.1 For the purpose of or pending the discharge of any or all of the Secured Obligations, the Security Agent may convert any moneys received, recovered or realised or subject to application by the Security Agent pursuant to this Agreement from the currency of such moneys to another for such purpose and any such conversion shall be made at the Security Agent’s spot rate of exchange for the time being (or such other rate as may be available to the Security Agent from time to time in the ordinary course of business) for obtaining such other currency with the first currency and the Secured Obligations shall be discharged only to the extent of the net proceeds of such conversion received by the Security Agent.

14.2 If any sum (a “Sum”) due from the Company under this Agreement or any order or judgment given or made in relation thereto has to be converted from the currency (the “First Currency”) in which such Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against the Company; or

(b)	obtaining or enforcing an order or judgment in any court or other tribunal,

the Company shall (through the Security Agent) indemnify each Person to whom such Sum is due from and against any loss suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange at which such Person may in the ordinary course of business purchase the First Currency with the Second Currency at the time of receipt of such Sum.

15.	Payments Free Of Deduction

All payments to be made by the Company under this Agreement shall be made free and clear of and without deduction for or on account of tax unless the Company is required to make such payment subject to the deduction or withholding of tax, in which case the sum payable by the Company in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Person on account of whose liability to tax such deduction or withholding has been made receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

16.	Discretion And Delegation

16.1 Any liberty or power which may be exercised or any determination which may be made hereunder by the Security Agent may, subject to the terms and conditions of the Deed of Appointment and Priority, be exercised or made in its absolute and unfettered discretion without any obligation to give reasons save that the Security Agent shall act in a reasonable manner if expressly required hereunder.

16.2 The Security Agent shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise of such power, authority or discretion by the Security Agent itself or any subsequent delegation or revocation thereof or thereunder.

17.	Form of Execution

This Agreement and any amendment hereto shall be authenticated by a notary in Macau SAR. Each document or notice to be issued by the Security Agent in connection with this Agreement (including without limitation, an Enforcement Notice stating, among other things the amount of Secured Obligations as at date of such Enforcement Notice) shall be treated as documents referred to in this Agreement for the purpose of Article 681 of the Code of Civil Procedures of Macau SAR.

18.	Changes to Parties

18.1 The Company may not assign or transfer any or all of its rights (if any) and/or obligations under this Agreement.

18.2 The Security Agent may:

(a)	assign all or any of its rights under this Agreement; and

(b)	transfer all or any of its obligations (if any) under this Agreement,

to any successor Security Agent in accordance with the provisions of the Deed of Appointment and Priority, provided that it is acknowledged that such assignment or transfer shall not in any way prejudice the priority of the security constituted by this Agreement (which shall be assigned to such successor Security Agent pursuant to the terms of the Deed of Appointment and Priority). Upon such assignment and transfer taking effect, the successor Security Agent shall be and be deemed to be acting as agent for the Secured Parties for the purposes of this Agreement and in place of the former Security Agent. The successor Security Agent shall arrange for the authentication of this Agreement as an assignee/transferee with a notary in the Macau SAR.

18.3 Subject to the relevant provisions of the Finance Documents, each Secured Party may assign all or any of its rights under this Agreement (whether direct or indirect) in accordance with the provisions of the Finance Documents. It is acknowledged that none of the Finance Parties has or shall have any obligation under this Agreement.

18.4 The Company irrevocably and unconditionally confirms that:

(a)	it consents to any assignment or transfer by any Secured Party of its rights and/or obligations made in accordance with the provisions of the Finance Documents;

(b)	it shall continue to be bound by the terms of this Agreement, notwithstanding any such assignment or transfer; and

(c)	the assignee or transferee of such Secured Party shall acquire an interest in this Agreement upon such assignment or transfer taking effect.

19.	Notices

19.1 Any communication to be made under or in connection with this Agreement shall be made in writing but, unless otherwise stated, may be made by fax or letter.

19.2 The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication or document to be made or delivered under or in connection with this Agreement is identified with its signature below, or any substitute address, fax number or department or officer as the party may notify to the other party by not less than 10 Business Days’ notice.

19.3 Any communication or document made or delivered by one Person to another under or in connection with this Agreement shall only be effective:

(a)	if delivered personally or by overnight courier, when left at the relevant address;

(b)	if by way of fax, when received in legible form; or

(c)	if by way of letter, when it has been left at the relevant address or 10 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 19.2, if addressed to that department or officer.

19.4 Any communication or document to be made or delivered to the Security Agent shall be effective only when actually received by the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Security Agent’s signature below (or any substitute department or officer as the Security Agent shall specify for this purpose).

20.	Partial Invalidity

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby and, if any part of the security intended to be created by or pursuant to this Agreement is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of the security.

21.	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the Special Administrative Region of Macau. The Company hereby submits to the exclusive jurisdiction of the courts of the Special Administrative Region of Macau for any action or proceeding arising out or with respect to this Agreement.

22.	Language

This Agreement is made in two copies in a Portuguese version and an English version. In case of discrepancy, the Portuguese version shall prevail.

23.	Exercise of Rights

The Secured Parties will only exercise their rights under this Agreement through the Security Agent unless and until the appointment of the Security Agent ceases and no successor Security Agent is appointed under Clause 17.1 (Resignation of the Security Agent) of the Deed of Appointment and Priority.

23.	Counterpart

This Agreement may be executed in any number of counterparts, each of which is an original and all of which together evidence the same agreement.

IN WITNESS WHEREOF this Agreement has been executed on the date first above written.

For and on behalf of Wynn Resorts (Macau) S.A.

Matthew O. Maddox	Notária Privada
Maria Amélia António
Matthew O. Maddox
Maria Amélia António

Address:	429 Avenida da Praia Grande, 18th Floor, Praia Grande Commercial Centre, Macau

Telephone:	853-371476

Fax:	853-329966

Attention:	Chief Financial Officer

With a copy to:

Wynn Resorts, Limited

Address:	3131 Las Vegas Boulevard South Las Vegas, Nevada 89109 USA

Telephone:	(1) 702-770-2111

Fax:	(1) 702-770-1520

Attention:	General Counsel

For and on behalf of Société Générale, Hong Kong Branch

Sun Peng Lui	David Edward Gore
_____________________________
Lui Sun Peng	David Edward Gore

Address:	42/F Edinburgh Tower, 15 Queen’s Road Central, Hong Kong

Telephone:	(852) 2166 5671/ 2166 5430/ 2166 5665

Fax:	(852)2804 6215

Attention:	Sunny Lui/ Raymond Fung/ Sara Wong Risk & Agency

Notária Privada

Maria Amélia António

Maria Amélia António